Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact: Investor contact: Web site:	Steve Schrier, 331-332-2264 Kevin Sadowski, 331-332-2406 www.Navistar.com/newsroom

NAVISTAR REPORTS FOURTH QUARTER RESULTS

•	Reports net loss of $72 million, or 88 cents per share, on revenues of $3.0 billion

•	Chargeouts in quarter up 23 percent year-over-year; order backlog up 24 percent

•	Finishes year with $311 million in structural cost savings

•	Ends quarter with $1 billion in manufacturing cash

•	Remains on track to achieve 8-10 percent EBITDA margin run rate exiting FY2015

LISLE, Ill. — December 16, 2014 — Navistar International Corporation (NYSE: NAV) today announced a fourth quarter 2014 net loss of $72 million, or $0.88 per diluted share, compared to a fourth quarter 2013 net loss of $154 million, or $1.91 per diluted share. Revenues in the quarter were $3.0 billion, up $257 million or 9.3 percent, versus the fourth quarter of 2013.

“Our fourth quarter results—and the results for the entire fiscal year—reflect our continued progress improving business operations across the enterprise and positive trends in the North American industry,” said Troy A. Clarke, Navistar president and chief executive officer. “In 2014, we increased our production, chargeouts and order backlog; continued to reduce warranty spend; and achieved structural cost savings that further lowered our breakeven point.”

Fourth quarter 2014 EBITDA was $66 million versus an EBITDA loss of $227 million in the same period one year ago. This year’s fourth quarter included $60 million of restructuring, impairments and other charges partially offset by a $10 million favorable adjustment in pre-existing warranty. As a result, adjusted fourth quarter 2014 EBITDA was $116 million, which was within the company’s fourth quarter guidance.

Navistar finished the fourth quarter 2014 with $1 billion in manufacturing cash, cash equivalents and marketable securities, which included a $91 million increase in an intercompany loan from Navistar Financial Corporation (NFC), Navistar’s captive finance company, to support used-truck activities.

The company reduced its year-over-year structural costs in the fourth quarter by an additional $66 million, including $48 million in savings from selling, general, and administrative (SG&A) expense and $18 million in reduced engineering costs. Navistar reduced structural costs by $311 million for the year, which exceeded the company’s full year target of $300 million.

Navistar’s warranty spend improved in the fourth quarter, down 22 percent year-over-year. These results were driven by quality performance improvements, lower repair costs and a reduced population of legacy engines still in the warranty periods.

Other fourth quarter highlights included a 23 percent year-over-year increase in chargeouts for Class 6-8 trucks and buses in the United States and Canada. Chargeouts for Class 6-8 trucks were up 12 percent for fiscal year 2014, which included a 21 percent increase in Class 8 heavy trucks compared to 2013. In addition, end-of-year order backlog for Class 6-8 trucks was up 24 percent year-over-year.

The net loss for fiscal year 2014 was $619 million, or $7.60 per diluted share, versus a net loss of $898 million, or $11.17 per diluted share, for fiscal year 2013. Fiscal year 2014 adjusted EBITDA was $294 million versus $89 million adjusted EBITDA for 2013. Revenue for fiscal year 2014 was flat at $10.8 billion compared to fiscal year 2013.

“We continue to make the necessary changes to improve the company and we’re entering 2015 in a much stronger position than we were one year ago,” Clarke added. “We’ve restructured our core North American business, have the right products in place, and established the right leadership team. We are well-positioned to meet our 8-10 percent EBITDA margin run rate target exiting 2015.”

The company provided the following guidance:

•	Forecasts retail deliveries of Class 6-8 trucks and buses in the United States and Canada will be in the range of 350,000 units to 380,000 units for fiscal year 2015.

•	Q1-2015 adjusted EBITDA of $0 to $50 million, excluding pre-existing warranty and one-time items.

•	Q1-2015 manufacturing cash, cash equivalents and marketable securities between $700 million – $800 million.

Navistar will host an Analyst Day February 4 at the company’s headquarters in Lisle, Ill., to share details and plans for fiscal year 2015 and beyond.

Summary of Financial Results:

	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2014	2013	2014	2013
Sales and revenues, net	$3,008	$2,751	$10,806	$10,775
Segment Results:
North America Truck	$(55)	$(355)	$(408)	$(902)
North America Parts	143	147	500	476
Global Operations	(33)	(6)	(218)	(6)
Financial Services	26	17	97	81
Loss from continuing operations, net of tax(A)	$(72)	$(153)	$(622)	$(857)
Net loss(A)	(72)	(154)	(619)	(898)
Diluted loss per share from continuing operations(A)	$(0.88)	$(1.90)	$(7.64)	$(10.66)
Diluted loss per share(A)	(0.88)	(1.91)	(7.60)	(11.17)

(A)	Amounts attributable to Navistar International Corporation.

North America Truck — For the fourth quarter 2014, the North America Truck segment recorded a loss of $55 million, compared with a year-ago fourth quarter loss of $355 million. The year-over-year improvement was primarily driven by higher traditional truck volumes, declining warranty expense and structural costs, as well as the non-repeat of certain impairment charges. Chargeouts for traditional markets were up year-over year in the fourth quarter by 23 percent, reflecting a 14 percent increase of Class 8 trucks and a 41 percent increase in Class 6/7 trucks.

Navistar recently announced its plans to close its block and head foundry operations in Indianapolis, resulting in an $11 million charge in the quarter for employee separation benefits, pension and other postretirement contractual termination benefits, inventory reserves and other related costs. As a result, the company expects to reduce operating costs by about $13 million annually.

For the fiscal year 2014, the North America truck segment recorded a loss of $408 million, compared with a fiscal year 2013 loss of $902 million, primarily driven by lower charges for adjustments to pre-existing warranties of $52 million versus $404 million in fiscal year 2013.

North America Parts — For the fourth quarter 2014, the North America Parts segment recorded a profit of $143 million, compared to a year-ago fourth quarter profit of $147 million. The decrease was primarily due to a decline in military and Blue Diamond Parts sales, partially offset by improvements in our commercial markets.

For the fiscal year 2014, the North America Parts segment recorded a profit of $500 million, compared to a fiscal year 2013 profit of $476 million, primarily driven by record sales and lower operating costs in our North American commercial markets.

Global Operations — For the fourth quarter 2014, the Global Operations segment recorded a loss of $33 million compared to a year-ago fourth quarter loss of $6 million. The year-over-year decline was primarily driven by a decline in South American engine volumes as well as charges related to right-sizing actions for the Brazilian truck business.

For the fiscal year 2014, the Global Operations segment recorded a loss of $218 million compared to a year-ago fiscal year loss of $6 million, primarily driven by $178 million of asset impairment charges and the fourth quarter charges recognized by the Brazilian truck business. In addition, the continued economic downturn in the Brazil economy has contributed to lower engine volumes of 22 percent in 2014. Partially offsetting these factors were improvements in the export truck operations.

Financial Services — For the fourth quarter 2014, the Financial Services segment recorded a profit of $26 million compared to fourth quarter 2013 profit of $17 million. The increase was driven by the interest earned on an intercompany loan and an increase in the net financial margin from higher average finance receivables balances during the quarter.

For the fiscal year 2014, the Financial Services segment recorded a profit of $97 million, compared to a fiscal year 2013 profit of $81 million, primarily driven by higher interest income from intercompany loans and lower structural costs, which more than offset the effects of lower overall retail balances and an increase in the provision for loan losses in Mexico.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. The International® ProStar® with Cummins ISX15 and International® TerraStar® 4x4 were named 2014 heavy-duty and medium-duty commercial truck of the year, respectively, by the American Truck Dealers (ATD) association. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2014. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
	Quarters Ended October 31,		Years Ended October 31,
(in millions, except per share data)	2014	2013	2014	2013
Sales and revenues
Sales of manufactured products, net	$2,970	$2,712	$10,653	$10,617
Finance revenues	38	39	153	158

Sales and revenues, net	3,008	2,751	10,806	10,775

Costs and expenses
Costs of products sold	2,635	2,565	9,534	9,761
Restructuring charges	15	11	42	25
Asset impairment charges	10	80	183	97
Selling, general and administrative expenses	262	310	979	1,215
Engineering and product development costs	78	96	331	406
Interest expense	80	81	314	321
Other income, net	(7)	(30)	(12)	(65)

Total costs and expenses	3,073	3,113	11,371	11,760
Equity in income (loss) of non-consolidated affiliates	4	5	9	11

Loss from continuing operations before income taxes	(61)	(357)	(556)	(974)
Income tax benefit (expense)	(1)	224	(26)	171

Loss from continuing operations	(62)	(133)	(582)	(803)
Income (loss) from discontinued operations, net of tax	—	(1)	3	(41)

Net loss	(62)	(134)	(579)	(844)
Less: Net income attributable to non-controlling interests	10	20	40	54

Net loss attributable to Navistar International Corporation	$(72)	$(154)	$(619)	$(898)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(72)	$(153)	$(622)	$(857)
Income (loss) from discontinued operations, net of tax	—	(1)	3	(41)

Net loss	$(72)	$(154)	$(619)	$(898)

Earnings (loss) per share:
Basic:
Continuing operations	$(0.88)	$(1.90)	$(7.64)	$(10.66)
Discontinued operations	—	(0.01)	0.04	(0.51)

	$(0.88)	$(1.91)	$(7.60)	$(11.17)

Diluted:
Continuing operations	$(0.88)	$(1.90)	$(7.64)	$(10.66)
Discontinued operations	—	(0.01)	0.04	(0.51)

	$(0.88)	$(1.91)	$(7.60)	$(11.17)

Weighted average shares outstanding:
Basic	81.5	80.6	81.4	80.4
Diluted	81.5	80.6	81.4	80.4

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	As of October 31,
(in millions, except per share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$497	$755
Restricted cash and cash equivalents	40	—
Marketable securities	605	830
Trade and other receivables, net	553	737
Finance receivables, net	1,758	1,597
Inventories	1,319	1,210
Deferred taxes, net	55	72
Other current assets	186	258

Total current assets	5,013	5,459
Restricted cash	131	91
Trade and other receivables, net	25	29
Finance receivables, net	280	338
Investments in non-consolidated affiliates	73	77
Property and equipment, net	1,562	1,741
Goodwill	38	184
Intangible assets, net	90	138
Deferred taxes, net	145	159
Other noncurrent assets	86	99

Total assets	$7,443	$8,315

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,295	$1,163
Accounts payable	1,564	1,502
Other current liabilities	1,372	1,596

Total current liabilities	4,231	4,261
Long-term debt	3,929	3,922
Postretirement benefits liabilities	2,862	2,564
Deferred taxes, net	14	33
Other noncurrent liabilities	1,025	1,136

Total liabilities	12,061	11,916
Redeemable equity securities	2	4
Stockholders’ deficit
Series D convertible junior preference stock	3	3
Common stock (81.4 and 80.5 shares issued, respectively; and $0.10 par value per share and 220 shares authorized, at both dates)	9	9
Additional paid-in capital	2,500	2,477
Accumulated deficit	(4,682)	(4,063)
Accumulated other comprehensive loss	(2,263)	(1,824)
Common stock held in treasury, at cost (5.4 and 6.3 shares, respectively)	(221)	(251)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,654)	(3,649)
Stockholders’ equity attributable to non-controlling interests	34	44

Total stockholders’ deficit	(4,620)	(3,605)

Total liabilities and stockholders’ deficit	$7,443	$8,315

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Years Ended October 31,
(in millions)	2014	2013
Cash flows from operating activities
Net loss	$(579)	$(844)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	227	282
Depreciation of equipment leased to others	105	135
Deferred taxes, including change in valuation allowance	(15)	(226)
Asset impairment charges	183	105
Gain on sales of investments and businesses, net	—	(29)
Amortization of debt issuance costs and discount	49	57
Stock-based compensation	16	24
Provision for doubtful accounts, net of recoveries	20	20
Equity in income of non-consolidated affiliates, net of dividends	3	2
Write-off of debt issuance cost and discount	1	6
Other non-cash operating activities	(41)	(70)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed:
Trade and other receivables	55	68
Finance receivables	(33)	187
Inventories	(129)	264
Accounts payable	84	(121)
Other assets and liabilities	(282)	240

Net cash provided by (used in) operating activities	(336)	100

Cash flows from investing activities
Purchases of marketable securities	(1,812)	(1,779)
Sales of marketable securities	1,576	1,217
Maturities of marketable securities	461	198
Net change in restricted cash and cash equivalents	(80)	70
Capital expenditures	(88)	(167)
Purchases of equipment leased to others	(189)	(432)
Proceeds from sales of property and equipment	43	25
Investments in non-consolidated affiliates	—	(24)
Proceeds from sales of affiliates	14	82

Net cash used in investing activities	(75)	(810)

Cash flows from financing activities
Proceeds from issuance of securitized debt	255	529
Principal payments on securitized debt	(126)	(773)
Proceeds from issuance of non-securitized debt	663	641
Principal payments on non-securitized debt	(862)	(475)
Net increase in notes and debt outstanding under revolving credit facilities	255	274
Principal payments under financing arrangements and capital lease obligations	(20)	(60)
Debt issuance costs	(15)	(20)
Proceeds from financed lease obligations	60	294
Issuance of common stock	—	14
Proceeds from exercise of stock options	19	12
Dividends paid by subsidiaries to non-controlling interest	(50)	(47)
Other financing activities	—	4

Net cash provided by financing activities	179	393

Effect of exchange rate changes on cash and cash equivalents	(26)	(15)

Decrease in cash and cash equivalents	(258)	(332)
Cash and cash equivalents at beginning of the year	755	1,087

Cash and cash equivalents at end of the year	$497	$755

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Quarter Ended October 31, 2014
External sales and revenues, net	$1,902	$653	$415	$38	$—	$3,008
Intersegment sales and revenues	90	13	9	22	(134)	—

Total sales and revenues, net	$1,992	$666	$424	$60	$(134)	$3,008

Income (loss) from continuing operations attributable to NIC, net of tax	$(55)	$143	$(33)	$26	$(153)	$(72)
Income tax expense	—	—	—	—	(1)	(1)

Segment profit (loss)	$(55)	$143	$(33)	$26	$(152)	$(71)

Depreciation and amortization	$44	$3	$8	$13	$8	$76
Interest expense	—	—	—	19	61	80
Equity in income of non-consolidated affiliates	2	1	1	—	—	4
Capital expenditures(B)	23	1	2	—	5	31

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Quarter Ended October 31, 2013
External sales and revenues, net	$1,618	$685	$409	$39	$—	$2,751
Intersegment sales and revenues	104	12	18	16	(150)	—

Total sales and revenues, net	$1,722	$697	$427	$55	$(150)	$2,751

Income (loss) from continuing operations attributable to NIC, net of tax	$(355)	$147	$(6)	$17	$44	$(153)
Income tax expense	—	—	—	—	224	224

Segment profit (loss)	$(355)	$147	$(6)	$17	$(180)	$(377)

Depreciation and amortization	$61	$4	$5	$11	$6	$87
Interest expense	—	—	—	18	63	81
Equity in income (loss) of non-consolidated affiliates	3	2	—	—	—	5
Capital expenditures(B)	29	—	(2)	1	3	31

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2014
External sales and revenues, net	$6,660	$2,471	$1,522	$153	$—	$10,806
Intersegment sales and revenues	420	46	35	79	(580)	—

Total sales and revenues, net	$7,080	$2,517	$1,557	$232	$(580)	$10,806

Income (loss) from continuing operations attributable to NIC, net of tax	$(408)	$500	$(218)	$97	$(593)	$(622)
Income tax expense	—	—	—	—	(26)	(26)

Segment profit (loss)	$(408)	$500	$(218)	$97	$(567)	$(596)

Depreciation and amortization	$212	$15	$32	$46	$27	$332
Interest expense	—	—	—	71	243	314
Equity in income (loss) of non-consolidated affiliates	5	4	—	—	—	9
Capital expenditures(B)	65	6	8	1	8	88

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2013
External sales and revenues, net	$6,312	$2,558	$1,747	$158	$—	$10,775
Intersegment sales and revenues	486	57	78	75	(696)	—

Total sales and revenues, net	$6,798	$2,615	$1,825	$233	$(696)	$10,775

Income (loss) from continuing operations attributable to NIC, net of tax	$(902)	$476	$(6)	$81	$(506)	$(857)
Income tax benefit	—	—	—	—	171	171

Segment profit (loss)	$(902)	$476	$(6)	$81	$(677)	$(1,028)

Depreciation and amortization	$305	$17	$32	$40	$23	$417
Interest expense	—	—	—	70	251	321
Equity in income (loss) of non-consolidated affiliates	10	6	(5)	—	—	11
Capital expenditures(B)	142	2	9	2	12	167

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2014	$2,145	$682	$749	$2,598	$1,269	$7,443
October 31, 2013	2,250	716	1,162	2,355	1,832	8,315

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $44 and $41 million for quarters ended October 31, 2014 and 2013, respectively and $170 million and $181 million for the years ended October 31, 2014 and 2013, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

	Quarters Ended October 31,		Years Ended October 31,
(in millions)	2014	2013	2014	2013
Loss from continuing operations attributable to NIC, net of tax	$(72)	$(153)	$(622)	$(857)
Plus:
Depreciation and amortization expense	76	87	332	417
Manufacturing interest expense(A)	61	63	243	251
Less:
Income tax benefit (expense)	(1)	224	(26)	171

EBITDA	$66	$(227)	$(21)	$(360)

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Quarters Ended October 31,		Years Ended October 31,
(in millions)	2014	2013	2014	2013
Interest expense	$80	$81	$314	$321
Less: Financial services interest expense	19	18	71	70

Manufacturing interest expense	$61	$63	$243	$251

Adjusted EBITDA reconciliation:

	Quarter Ended October 31, 2014	For the Years Ended October 31,
(in millions)		2014	2013
EBITDA (reconciled above)	$66	$(21)	$(360)
Less significant items of:
Adjustments to pre-existing warranties(A)	(10)	55	404
Brazil truck business actions(B)	29	29	—
Foundry actions(C)	27	27	—
Continental Mixer asset impairment(D)	—	19	—
Canadian FSCO Tribunal Ruling(E)	—	14	—
Other Restructuring charges and strategic initiatives(F)	4	22	25
Brazil engine impairments(G)	—	149	—
North America asset impairments(H)	—	—	97
Bison divestiture(I)	—	—	(16)
Mahindra joint venture divestiture(J)	—	—	(26)
Legal settlement(K)	—	—	(35)

	50	315	449

Adjusted EBITDA	$116	$294	$89

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods.
(B)	In the fourth quarter of 2014, the Global operations segment recorded $29 million in charges related to actions to right-size the Brazil Truck business. These charge primarily related to inventory.
(C)	In the fourth quarter of 2014 the North America Truck segment recorded $11 million of charges related to our anticipated exit from our Indianapolis, Indiana foundry facility and certain assets in our Waukesha, Wisconsin foundry operations which were impaired and certain other charges were recorded. The charges included $13 million of restructuring charges, $7 million of fixed asset impairment charges and $7 million of charges for inventory reserves.
(D)	In 2014, the North America Truck segment recorded impairment charges related to certain amortizing intangible assets which were determined to be fully impaired.
(E)	In the third quarter of 2014, the North America Truck segment recorded $14 million of charges related to the 2011 closure of its Chatham, Ontario plant, based on a ruling from the Financial Services Tribunal in Ontario Canada.
(F)	In 2014, the Company recorded restructuring charges related to cost reduction actions that included a reduction-in-force in the U.S and Brazil. In 2013, the Company recorded restructuring charges related to cost reduction actions that included a reduction in force in the U.S.
(G)	In the second quarter of 2014, the Global Operations segment recorded asset impairment charges of $149 million for the impairment of certain intangible assets of our Brazilian engine reporting unit.
(H)	In 2013, the North America Truck segment recognized asset impairment charges consisting of: $77 million related to the impairment of the North America Truck segment’s entire goodwill balance, which was recorded in the fourth quarter of 2013, and $20 million which were primarily the result of our ongoing evaluation of our portfolio of assets to validate their strategic and financial fit, which led to the discontinuation of certain engineering programs related to products that were determined to be outside of our core operations or not performing to our expectations.
(I)	In the fourth quarter of 2013, as a result of the divestiture of Bison the company recognized a gain of $16 million.
(J)	In the second quarter of 2013, the Company sold its stake in the Mahindra Joint Ventures to Mahindra for $33 million and the Global Operations segment recognized a gain of $26 million.
(K)	In the first quarter of 2013 as a result of the legal settlement with Deloitte and Touche LLP, the Company received cash proceeds of $35 million.

The above items did not have a material impact on taxes due to the valuation allowances on our U.S. and Brazil deferred tax assets.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of October 31, 2014
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$440	$57	$497
Marketable securities	578	27	605

Total Cash and cash equivalents and Marketable securities	$1,018	$84	$1,102